Exhibit 99.1

Connection (CNXN) Reports Second Quarter 2020 Results

SECOND QUARTER SUMMARY:

  Gross profit: $89.0 million, down 23.9% y/y
  Net income: $7.6 million, down 67.7% y/y
  Diluted EPS: $0.29, compared to $0.89 y/y
  Record cashflow from operations

MERRIMACK, N.H.--(BUSINESS WIRE)--August 10, 2020--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading technology solutions provider to business, government, and education markets, today announced results for the second quarter ended June 30, 2020. Net sales for the quarter ended June 30, 2020 decreased by 25.8% to $550.0 million, compared to $741.1 million for the prior year quarter. The reduction in revenue year on year is primarily due to the impact of the COVID-19 pandemic, which resulted in lower demand from customers and had a material adverse impact on our business. Net income for the second quarter ended June 30, 2020 decreased by 67.7% to $7.6 million, or $0.29 per diluted share, compared to net income of $23.7 million, or $0.89 per diluted share, for the prior year quarter.

In the second quarter of 2020, the Company deployed a new Enterprise Resource Planning (“ERP”) system, which was the result of a multi-year planning and implementation process. The deployment adversely affected our second quarter execution and sales, and it required significant effort by our key employees, sales personnel, and management.

Net sales for the six months ended June 30, 2020 decreased by 8.2% to $1,261.9 million, compared to $1,374.0 million for the six months ended June 30, 2019. Net income for the six months ended June 30, 2020 decreased by 38.1% to $22.5 million, or $0.86 per diluted share, compared to net income of $36.4 million, or $1.37 per diluted share for the six months ended June 30, 2019.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”) totaled $110.0 million for the twelve months ended June 30, 2020, compared to $115.7 million for the twelve months ended June 30, 2019. 1

“After a strong first quarter -- driven in part by urgent demand from customers transitioning their people to working from home, the pandemic’s impact on our customer base was significant and this adversely affected second quarter results,” said Tim McGrath, President and CEO of Connection. “The impact on our second quarter was also, unfortunately, amplified by the long-planned deployment of our new ERP system, which is now essentially complete, and which we believe will support better customer service, increased efficiency and growth going forward.”

McGrath continued, “We have been focused first and foremost on the safety of our employees while supporting the business continuity needs of our customers. The reality of a post-COVID-19 world is still unclear, but we believe Connection is exceptionally well positioned to continue to assist our customers in adopting the technologies they need to drive business continuity, strengthen security, reimagine the workplace, and transform their businesses to meet the challenges of the future.”

He concluded: “We are financially strong —and thanks to the efforts of our entire team --confident that we will emerge from this pandemic better, stronger and more relevant to our customers than ever before.”

Quarterly Highlights

  Healthcare, our largest vertical market, saw strong demand for telemedicine and remote access solutions across all segments. We are proud of our work directly supporting healthcare providers around the country who are on the frontlines in the battle against COVID-19.
  Lifecycle Services, part of our Technology Solutions Group (TSG), had a strong quarter as customers continue to manage their IT expenses and optimize the use of existing assets. The TSG is a key component of our strategy to deliver comprehensive technology solutions to our customers.
  Our relentless pursuit of innovation—both internally and on behalf of our customers—was the key driver in our deployment of an ERP system in the second quarter of 2020. The rollout will continue in the second half of 2020. This new system will serve as the foundation for Connection’s growth, enabling greater collaboration, visibility, and efficiency across our organization.
  Connection quickly adapted to support the changing needs of our customers. We seamlessly transitioned our sales and marketing strategy toward a digital model. This includes a complete shift to online customer education, demonstrations and events, an expanded ecommerce environment, and fully virtual sales and partner engagement and training.

Quarterly Performance by Segment:

  Net sales for the Business Solutions segment decreased by 29.5% to $191.1 million in the second quarter of 2020, compared to $271.1 million in the prior year quarter. Gross profit decreased by 29.7% to $37.2 million in the second quarter of 2020, compared to $53.0 million in the prior year quarter. Gross margin remained relatively flat at 19.5%.
  Net sales for the Public Sector Solutions segment decreased by 26.2% to $112.2 million in the second quarter of 2020, compared to $152.0 million in the prior year quarter. Sales to the federal government decreased by 40.9%, compared to the prior year quarter, while sales to state and local government and educational institutions decreased by 20.1%. Gross profit decreased by 20.6% to $14.5 million in the second quarter of 2020, compared to $18.2 million in the prior year quarter. Gross margin increased by 90 basis points to 12.9% primarily due to changes in customer and hardware product mix.
  Net sales for the Enterprise Solutions segment decreased by 22.4% to $246.8 million in the second quarter of 2020, compared to $318.0 million in the prior year quarter. Gross profit decreased by 18.5% to $37.3 million in the second quarter of 2020, compared to $45.8 million in the prior year quarter. Gross margin increased by 72 basis points to 15.1% primarily due to changes in customer and hardware product mix.

Quarterly Sales by Product Mix:

  Notebook/mobility sales, the Company’s largest product category, decreased by 9% year over year and accounted for 35% of net sales in the second quarter of 2020, compared to 29% of net sales in the second quarter of 2019.
  Accessories sales decreased by 31% year over year and accounted for 12% of net sales in the second quarter of 2020, compared to 13% of net sales in the second quarter of 2019.
  Desktop sales decreased by 45% year over year and accounted for 9% of net sales in the second quarter of 2020, compared to 13% of net sales in the second quarter of 2019.
  Software sales decreased by 40% year over year and accounted for 10% of net sales in the second quarter of 2020, compared to 13% of net sales in the second quarter of 2019. Software revenue recognized on a net basis, such as, cloud-based software offerings, continues to grow rapidly.

Selling, general and administrative (“SG&A”) expenses decreased in the second quarter of 2020 to $77.4 million from $84.7 million in the prior year quarter. SG&A as a percentage of net sales, was 14.1%, compared to 11.4% in the prior year quarter. The decrease in SG&A was primarily due to a decrease in variable compensation due to the lower levels of gross profit and a decrease in product marketing expense partially offset by costs associated with our new ERP system that went live mid-quarter.

In addition, the second quarter of 2020 results include $1.0 million of restructuring and other related costs associated with severance related to internal restructuring activities.

Cash and cash equivalents were $165.9 million at June 30, 2020, compared to $90.1 million at December 31, 2019.

Conference Call and Webcast

Connection will host a conference call and live web cast today, August 10, 2020 at 4:30 p.m. ET to discuss its second quarter financial results. To access the conference call (audio only), please dial 877-776-4016 (US) or 973-638-3231 (International). A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

Adjusted EBITDA, Adjusted EPS and Adjusted Net Income are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measure is available in the tables at the end of this release.

1 Adjusted EBITDA is a non-GAAP measure. See page 10 for the definition and reconciliation.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.pcconnection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 425,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 425,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

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"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the continuation of the COVID-19 pandemic and responses to it, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, successful integration of the new ERP system, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2019 as updated in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarterly period ended June 30, 2020. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended June 30,	2020	2019
			%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)			Change

Operating Data:
Net sales	$ 550,002	$ 741,076	(26%)
Diluted earnings per share	$ 0.29	$ 0.89	(67%)

Gross margin	16.2%	15.8%
Operating margin	1.9%	4.4%
Return on equity (1)	11.5%	13.5%

Inventory turns	12	17
Days sales outstanding	68	55

	% of	% of
Product Mix:	Net Sales	Net Sales
Notebooks/Mobility	35%	29%
Accessories	12	13
Software	10	13
Servers/Storage	10	9
Desktops	9	13
Displays	9	8
Net/Com Products	8	7
Other Hardware/Services	7	8
Total Net Sales	100%	100%

Stock Performance Indicators:
Actual shares outstanding	26,120	26,318
Total book value per share	$23.40	$21.28
Tangible book value per share	$20.29	$18.15
Closing price	$46.36	$34.98
Market capitalization	$1,210,923	$921
Trailing price/earnings ratio	18.0	12.5
LTM Adjusted EBITDA (2)	$110,015	$115,733
Adjusted market capitalization/LTM Adjusted EBITDA (3)	9.5	7.4
(1) Calculated as the trailing twelve months' of net income divided by the average trailing twelve months' of equity.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.
REVENUE AND MARGIN INFORMATION
For the Three Months Ended June 30,	2020		2019
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Enterprise Solutions	$ 246,759	15.1%	$ 318,039	14.4%
Business Solutions	191,089	19.5	271,052	19.5
Public Sector Solutions	112,154	12.9	151,985	12.0
Total	$ 550,002	16.2%	$ 741,076	15.8%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands, except per share data)	2020	2019	2020	2019

Net sales	$550,002	$741,076	$1,261,852	$1,373,997
Cost of sales	461,002	624,089	1,059,734	1,157,663
Gross profit	89,000	116,987	202,118	216,334

Selling, general and administrative expenses	77,420	84,664	169,887	165,899
Restructuring and other charges	992	-	992	703
Income from operations	10,588	32,323	31,239	49,732

Other income/(expense), net	5	184	96	382
Income tax provision	(2,950)	(8,839)	(8,796)	(13,719)
Net income	$7,643	$23,668	$22,539	$36,395

Earnings per common share:
Basic	$0.29	$0.90	$0.86	$1.38
Diluted	$0.29	$0.89	$0.86	$1.37

Shares used in the computation of earnings per common share:
Basic	26,107	26,337	26,172	26,348
Diluted	26,279	26,494	26,350	26,506

	June 30,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2020	2019
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$165,943	$90,060
Accounts receivable, net	446,716	549,626
Inventories, net	165,632	124,666
Income taxes receivable	-	1,388
Prepaid expenses and other current assets	13,450	10,671
Total current assets	791,741	776,411
Property and equipment, net	65,387	64,226
Right-of-use assets, net	14,755	13,842
Goodwill	73,602	73,602
Intangibles assets, net	7,698	8,307
Other assets	1,157	947
Total Assets	$954,340	$937,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$247,005	$235,641
Accrued payroll	20,409	28,050
Accrued expenses and other liabilities	40,793	45,232
Total current liabilities	308,207	308,923
Deferred income taxes	20,170	20,170
Operating lease liability	11,566	10,330
Other liabilities	3,184	600
Total Liabilities	343,127	340,023
Stockholders’ Equity:
Common stock	289	288
Additional paid-in capital	119,628	118,045
Retained earnings	537,233	514,694
Treasury stock at cost	(45,937)	(35,715)
Total Stockholders’ Equity	611,213	597,312
Total Liabilities and Stockholders’ Equity	$954,340	$937,335

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands)	2020	2019	2020	2019
Cash Flows from Operating Activities:
Net income	$7,643	$23,668	$22,539	$36,395
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,355	3,368	6,502	7,077
Provision for doubtful accounts	794	(602)	3,627	(346)
Stock-based compensation expense	624	564	1,248	833
Deferred income taxes	-	10	-	10
Loss on disposal of fixed assets	13	118	13	118

Changes in assets and liabilities:
Accounts receivable	37,806	(66,362)	99,283	(52,868)
Inventories	(28,647)	(38,239)	(40,966)	(56,709)
Prepaid expenses and other current assets	1,909	151	(1,391)	3,473
Other non-current assets	(82)	112	(180)	231
Accounts payable	27,999	56,060	12,500	58,181
Accrued expenses and other liabilities	6,441	6,383	(764)	6,934
Net cash provided by (used in) operating activities	57,855	(14,769)	102,411	3,329

Cash Flows from Investing Activities:
Purchases of equipment	(3,619)	(7,305)	(8,214)	(13,877)
Net cash used in investing activities	(3,619)	(7,305)	(8,214)	(13,877)

Cash Flows from Financing Activities:
Dividend payment	-	-	(8,427)	(8,452)
Purchase of treasury shares	-	(2,207)	(10,222)	(3,501)
Issuance of stock under Employee Stock Purchase Plan	536	622	536	609
Payment of payroll taxes on stock-based compensation through shares withheld	(152)	(72)	(201)	(72)
Net cash (used in) provided by financing activities	384	(1,657)	(18,314)	(11,416)
Increase (decrease) in cash and cash equivalents	54,620	(23,731)	75,883	(21,964)
Cash and cash equivalents, beginning of period	111,323	93,470	90,060	91,703
Cash and cash equivalents, end of period	$165,943	$69,739	$165,943	$69,739

Non-cash Investing Activities:
Accrued capital expenditures	$327	$2,081	327	2,081

Supplemental Cash Flow Information:
Income taxes paid	$713	$11,671	$1,082	$11,962

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.
(amounts in thousands)	Three Months Ended June 30,			LTM Ended June 30, (1)
	2020	2019	% Change	2020	2019	% Change
Net income	$ 7,643	$ 23,668	(68%)	$ 68,255	$ 71,461	(4%)
Depreciation and amortization	3,355	3,368	(0%)	12,739	14,412	(12%)
Income tax expense	2,950	8,839	(67%)	25,645	26,600	(4%)
Interest expense	27	20	35%	106	142	(25%)
EBITDA	13,975	35,895	(61%)	106,745	112,615	(5%)
Restructuring and other charges (2)	992	-	100%	992	1,670	(41%)
Stock-based compensation	624	564	11%	2,278	1,448	57%
Adjusted EBITDA	$ 15,591	$ 36,459	(57%)	$ 110,015	$ 115,733	(5%)
(1) LTM: Last twelve months
(2) Restructuring and other charges in both 2020 and 2019 consist of severance and other charges related to internal restructuring activities.
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus restructuring and other charges, net of tax. Adjusted Net Income and Adjusted Earnings Per Share are considered non-GAAP financial measures (see note above in Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that these non-GAAP disclosures provide helpful information with respect to the Company's operating performance.
(amounts in thousands, except per share data)	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
Net income	$ 7,643	$ 23,668		$ 22,539	$ 36,395
Restructuring and other charges, net of tax (1)	715	-		713	510
Adjusted Net Income	$ 8,358	$ 23,668	-65%	$ 23,252	$ 36,905	-37%
Diluted shares	26,279	26,494		26,350	26,506
Adjusted Diluted Earnings per Share	$ 0.32	$ 0.89	-64%	$ 0.88	$ 1.39	-37%
(1) Restructuring and other charges in both 2020 and 2019 consist of severance and other charges related to internal restructuring activities.

Contacts

Investor Relations Contact:
Thomas Baker, 603.683.2505
Senior Vice President, CFO, and Treasurer
tom@connection.com